                [LETTERHEAD OF ERNST & YOUNG LLP]



February 24, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Gentlemen:

     We have read Item 4 of Form 8-K dated February 19, 1997, of Heftel Broadcasting Corporation and are in agreement with the statements contained in the second paragraph of Item 4. We have no basis to agree or disagree with the statements of the registrant contained in the first paragraph of Item 4.



                                   /s/ ERNST & YOUNG LLP